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                                                                   EXHIBIT 10.12

January 18, 2000


Dr. George Poste
Health Technology Networks
35 Lakeside Court
Devon, PA 19333


        RE: Special Consultantship Agreement

Dear Dr. Poste:

        diaDexus, a Delaware limited liability company with offices at 3303 Octavius Drive, Santa Clara, California 95054, (hereinafter "diaDexus") is pleased to note that you (hereinafter "CONSULTANT") may be interested in providing certain consulting services to diaDexus as hereinafter defined. Accordingly, diaDexus proposes the following terms of agreement:

        1. CONSULTANT shall render consulting services to diaDexus as acting Chief Executive Officer of diaDexus, LLC in connection with diaDexus' upcoming road show for a private placement.

        2. CONSULTANT shall make himself available to diaDexus for the services provided under this Consultantship Agreement on meeting dates as mutually agreed.

        3. diaDexus's designated representative shall be Mr. Patrick Plewman or such other representatives which it may subsequently designate in writing.

        4. For consulting services rendered hereunder, diaDexus agrees to pay CONSULTANT Five Thousand US Dollars (U.S. $5,000) per day until terminated pursuant to Paragraph 12. diaDexus will also pay CONSULTANT's reasonable round-trip traveling and living expenses from CONSULTANT's home to each road show site. Statements for traveling and living expenses shall be submitted by CONSULTANT at the end of the trip, and diaDexus will pay such expenses after receipt and approval thereof. The above-noted payments are full and complete compensation for all obligations assumed under this Consultantship Agreement and for all inventions, improvements or patent rights assigned under this Consultantship Agreement. Payments under this Consultant Agreement are in addition to any payments made to CONSULTANT under any other agreement with diaDexus.

        5. Although CONSULTANT is free to carry out other consultative arrangements, CONSULTANT shall keep confidential any technical information or data which are made available to him by diaDexus or its affiliates, or which result from CONSULTANT's work for diaDexus or its affiliates; and CONSULTANT agrees that he will not disclose

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the same to third parties by publication or otherwise, or use the same for any purpose other than providing consulting services hereunder without prior approval in writing by diaDexus

        6. The obligations of confidentiality imposed by this Consultantship Agreement shall not apply to information which CONSULTANT can show was already known to CONSULTANT, information which is or becomes part of the public domain through no fault of CONSULTANT, and information which is given to CONSULTANT by a third party who has a right to do so.

        7. CONSULTANT shall disclose promptly any inventions or improvements made or conceived by him, either alone or jointly with others, in the course of or as a result of the work done hereunder, or as a result of information supplied to CONSULTANT by diaDexus. CONSULTANT also shall, upon diaDexus's written request, assign CONSULTANT's entire right, title and interest in and to any and all such inventions and improvements to diaDexus and to execute such documents as may be required to file applications and to obtain patents in the name of diaDexus or its nominees, in any countries, covering such inventions or improvements.

        8. CONSULTANT represents that CONSULTANT is under no obligation which is inconsistent with this Consultantship Agreement and that CONSULTANT will not enter into any agreement with a third party, the terms of which may be inconsistent with this Consultantship Agreement.

        9. Any notices, payments or statements to be made under this Consultantship Agreement shall be made to CONSULTANT at the address to which this letter is directed and to any one of diaDexus's designated representatives.

        10. Nothing in this Consultantship Agreement shall in any way be construed to constitute CONSULTANT as an agent, employee or representative of diaDexus. CONSULTANT shall perform the services hereunder as an independent contractor. CONSULTANT acknowledges and agrees that CONSULTANT is obligated to report as income all compensation received by CONSULTANT pursuant to this Consultantship Agreement, and CONSULTANT agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon. CONSULTANT further agrees to indemnify diaDexus and hold it harmless to the extent of any obligation imposed on diaDexus (i) to pay in withholding taxes or similar items or (ii) resulting from CONSULTANT's being determined not to be an independent contractor.

        11. The obligations set forth in paragraphs 4, 5, 7, 8, and 10 hereof shall survive the expiration or termination of this Consultantship Agreement.

        12. This Consulting Agreement may be terminated by either party at any time and for any reason effective upon written notice from one party to the other. In the event this Agreement is terminated, diaDexus shall make a final payment to CONSULTANT

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covering consulting services up to and including the day in which the Agreement is terminated.

If the above terms are accepted, please sign and date the duplicate copies of this letter in the spaces provided below and return one fully executed copy to diaDexus.

                                       Very truly yours,

                                       diaDexus, LLC


                                       By: /s/Patrick Plewman
                                           -------------------------------------
                                       Patrick Plewman, President & Chief
                                       Operating Officer

AGREED TO AND ACCEPTED:

By:  /s/George Poste
    ---------------------------------
Title: CEO Health Technology Networks
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Date:  January 20, 2000
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